Exhibit 5

                           WEIL, GOTSHAL & MANGES LLP
                    767 Fifth Avenue, New York, NY 10153-0119
                                 (212) 310-8000
                               Fax: (212) 310-8007

                                                                   May 9, 2000

Kasper A.S.L., Ltd.
77 Metro Way
Secaucus, New Jersey  07094

Ladies and Gentlemen:

                     We have acted as counsel to Kasper A.S.L., Ltd., a Delaware corporation (the "Company"), in connection with the preparation, authorization, execution and filing with the Securities and Exchange Commission of the Registration Statement of the Company on Form S-8 (the "Registration Statement") for registration under the Securities Act of 1933, as amended, of 2,500,000 shares of common stock, par value $0.01 per share, of the Company (the "Common Stock") to be issued pursuant to the 1999 Share Incentive Plan of the Company (the "Plan").

                     In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Registration Statement, the Plan, and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

                     In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and upon the representations and warranties of the Company contained in the Agreement.

                     Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the 2,500,000 shares of Common Stock to be issued by the Company pursuant to the Plan have been duly authorized and, when issued as contemplated by the Registration Statement and the Plan, will be validly issued, fully paid and non-assessable.

                     The opinions expressed herein are limited to the corporate laws of the State of Delaware and the federal laws of the United States, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

                     The opinions expressed herein are rendered solely for your benefit in connection with the transactions described herein. Those opinions may not be used or relied upon by any other person, nor may this letter or any copies thereof be furnished to a third party, filed with a governmental agency, quoted, cited or otherwise referred to without our prior written consent.

                     We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the prospectus which is a part of the Registration Statement.


                                            Very truly yours,

                                            /s/ Weil, Gotshal & Manges LLP